On May 18, 2010, the reporting person was granted up to 15,000 Restricted Common Stock Units ("RSUs") subject to the achievement by the Company of certain performance vesting criteria measured at the end of fiscal 2011.  On May 6, 2011, the performance vesting criteria were determined to have been satisfied such that 11,265 RSUs became earned and reportable on such date.  The remaining RSUs have been forfeited.  In accordance with the Restricted Stock Unit Agreement an additional 168 RSUs in the form of dividend equivalent units ("DEUs") have accrued on the earned RSUs in connection with cash dividends paid by Issuer on its Common Stock since the date of grant and are also reportable on such date.  The RSUs reported above represent two-thirds of these vested RSUs, along with two-thirds of accrued DEUs, which become issuable in shares of Common Stock as follows: one-third becomes issuable on March 31, 2012; and the remaining one-third becomes issuable on March 31, 2013.  The first one-third vested immediately and has been paid to the reporting person in Common Stock as described in footnote (2).

Bob Stewart